FIRST AMENDMENT TO

FUND PARTICIPATION AGREEMENT

THIS AMENDMENT is made this 1st day of April, 2010.

WHEREAS, AXA Equitable Life Insurance Company (“Company”), Waddell & Reed, Inc. (“Distributor”), distributor for Ivy Funds Variable Insurance Portfolios, and Ivy Funds Variable Insurance Portfolios (the “Fund”) entered into said Fund Participation Agreement dated October 23, 2009, (the “Agreement”); and

WHEREAS, MONY Life Insurance Company (“MONY”) and MONY Life Insurance Company of America (“MLOA”) were acquired by AXA Financial, Inc., the parent company of Company; and

WHEREAS, the parties wish to add MONY and MLOA as parties to the Agreement in order to facilitate Fund participation in Accounts used to fund Contracts issued by MONY and MLOA; and

WHEREAS, the Company, Distributor and the Fund wish to amend the Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein the Agreement shall be amended as follows:

1.	MONY and MLOA each are hereby added as a party to the Agreement and the defined term “Company” shall be deemed to include MONY and MLOA.

2.	MONY and MLOA each specifically agree to assume all obligations and liabilities applicable to it as a Company under the Agreement.

3.	Section 10.4 is hereby rewritten to read as follows:

“10.4 Surviving Provisions

Notwithstanding any termination of this Agreement, each party’s obligations under Article VII and Article 12.1 of this Agreement shall survive and not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement.”

4.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

5.	Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

6.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS	WADDELL & REED, INC.

By:	By:
Name:	Name:
Title:	Title:

AXA EQUITABLE LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts		MONY LIFE INSURANCE COMPANY OF AMERICA, on behalf of itself and its separate accounts

By:		By:
Name:	Steven Joenk	Name:	Steven Joenk
Title:	Senior Vice President	Title:	Senior Vice President

MONY LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

By:
Name:	Steven Joenk
Title:	Senior Vice President

SCHEDULE A

CONTRACTS

Name of Account - Contracts
A- All Contracts
FP- All Contracts
1- All Contracts
45- All Contracts
49- All Contracts
65- All Contracts
66- All Contracts
206- All Contracts
301- All Contracts
Legacy “S”- All Contracts
Legacy “L”- All Contracts
Legacy “A”- All Contracts
MONY UGVL VUL- All Contracts
MONY UGVL SVUL- All Contracts
MONY UGVA VA- All Contracts
Keynote- All Contracts
MLOA “L”- All Contracts
MLOA “A”- All Contracts
MLOA “P”- All Contracts

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